Exhibit 99.1

VYNE Therapeutics Reports Second Quarter 2024 Financial Results and Provides Business Update
•Initiated Phase 2b trial of VYN201 in nonsegmental vitiligo, with top-line results expected in mid-2025
•Phase 1a SAD/MAD trial of VYN202 progressing, with data from the SAD and MAD portions expected in Q3 and Q4 2024, respectively
•Balance sheet expected to fund key clinical milestones for VYN201 and VYN202 through the end of 2025

BRIDGEWATER, N.J., August 14, 2024 -- VYNE Therapeutics Inc. (Nasdaq: VYNE) (“VYNE” or the “Company”), a clinical-stage biopharmaceutical company focused on developing differentiated therapies to treat chronic inflammatory and immune-mediated conditions with high unmet need, today announced financial results as of and for the three and six months ended June 30, 2024 and provided a business update.

"We advanced our clinical programs in the second quarter of 2024, highlighted by the initiation of our Phase 2b trial of VYN201 and the Phase 1a trial of VYN202," said David Domzalski, President and Chief Executive Officer of VYNE. "We are pleased with the progress we are making with both clinical programs. We remain on track to report top-line data from our Phase 2b clinical trial for VYN201 in subjects with nonsegmental vitiligo in the middle of next year. We also expect to report top-line data from the single ascending dose portion of the Phase 1a trial of VYN202 this quarter, followed by results from the multiple ascending dose portion in the fourth quarter. Upon the successful completion of this Phase 1a trial, we plan to advance VYN202 into two Phase 1b proof-of-concept trials with top-line readouts in the second half of next year."

Recent Pipeline Updates

VYN201
•VYN201 is a locally administered pan-bromodomain ("BD") BET inhibitor designed as a “soft” drug to address diseases involving multiple, diverse inflammatory cell signaling pathways while providing low systemic exposure. VYNE initiated a Phase 2b trial of VYN201 in nonsegmental vitiligo in June 2024. The Phase 2b trial is a randomized, double-blind, vehicle-controlled trial evaluating the efficacy, safety and pharmacokinetics of once-daily VYN201 gel in three dose cohorts (1%, 2% and 3% concentrations) compared to vehicle for 24 weeks. Subjects are being randomized at 1:1:1:1 ratio. Following the 24-week treatment period, subjects in the 1%, 2%, and 3% cohorts will continue treatment with their respective dose concentrations for an additional 28-week open label extension. Subjects in the vehicle group during the initial 24-week treatment period will be equally re-randomized to receive VYN201 1%, 2% or 3% gel for an additional 28 weeks. VYNE expects to enroll approximately 40 subjects in each arm and to report top-line results from the 24-week double-blind portion of the trial in mid-2025.

VYN202
•VYN202 is an oral small molecule BD2-selective BET inhibitor designed to achieve potential class-leading selectivity and potency (BD2 vs. BD1). A first-in-human Phase 1a single ascending dose/multiple ascending dose ("SAD/MAD") trial was initiated in June 2024. VYNE expects to report top-line results from the SAD and MAD portions of the trial in the third and fourth quarters of 2024, respectively. If the Phase 1a trial is successfully completed, VYNE plans to initiate Phase 1b trials in adult subjects with moderate-to-severe plaque psoriasis and moderate-to-severe rheumatoid arthritis, with top-line results anticipated in the second half of 2025.

Recent Corporate Update

•In July, VYNE appointed Subhashis Banerjee, M.D., as Senior Vice President of Clinical Development. Dr. Banerjee is a trained immunologist and rheumatologist with over 25 years of drug development experience at large pharmaceutical companies, including the development of therapies for psoriasis and arthritic conditions. He most recently served as Vice President & Disease Area Head, Rheumatology and Dermatology at Bristol Myers Squibb. Dr. Banerjee played a key role in the development strategy of immunology assets across multiple platforms for several immune-mediated diseases, including SOTYKTU® (deucravacitinib), ORENCIA® (abatacept), clazakizumab (anti-IL-6 antibody), TALTZ® (ixekizumab, anti-IL-17 antibody) and XELJANZ® (tofacitinib).

Upcoming Conference Participation

•H.C. Wainwright 26th Annual Global Investment Conference, September 9-11, 2024, New York, NY
•Stifel Immunology and Inflammation Virtual Summit, September 17-18, 2024
Financial Results as of and for the Second Quarter Ended June 30, 2024
Cash position. As of June 30, 2024, VYNE had cash, cash equivalents, restricted cash and marketable securities of $78.1 million. VYNE believes its cash, cash equivalents, restricted cash and marketable securities as of June 30, 2024 will be sufficient to fund its operations through the end of 2025.
Revenues. Revenues totaled $0.2 million and $0.1 million for each of the quarters ended June 30, 2024 and 2023, respectively, consisting of royalty revenue from the Company's royalty agreement with LEO Pharma, to whom VYNE previously licensed the rights to Finacea® foam.

Research and development expenses. VYNE’s research and development expenses for the quarter ended June 30, 2024 were $7.3 million, representing an increase of $0.1 million, or 1.0%, compared to $7.2 million for the quarter ended June 30, 2023. The increase was primarily driven by expenses related to preparatory and clinical trial activities for a Phase 2b trial of VYN201 in subjects with nonsegmental vitiligo, which was initiated in June 2024, of $3.2 million, including a $1.0 million development milestone payment due to Tay Therapeutics Ltd. ("Tay") upon the initiation of the Phase 2b trial. In addition, employee-related expenses increased by $0.3 million following the hiring of additional research and development personnel. These increases were partially offset by a decrease in expenses associated with VYN202 of $3.5 million, primarily driven by lower amounts owed to Tay under the license agreement with respect to VYN202 (the "VYN202 License Agreement"). In April 2023, VYNE made a one-time cash payment of $3.75 million to Tay in connection with entering into the VYN202 License Agreement. In the second quarter of 2024, the Company incurred a $1.0 million development milestone payment due to Tay following the initiation of a Phase 1a SAD/MAD trial of VYN202.
General and administrative expenses. VYNE’s general and administrative expenses for the quarter ended June 30, 2024 were $3.3 million, representing an increase of $0.1 million, or 2.1%, compared to $3.2 million for the quarter ended June 30, 2023. The increase was primarily driven by consulting and professional fees.
Net loss. Net loss and net loss per share for the quarter ended June 30, 2024 were $9.4 million and $0.22, respectively, compared to a net loss and net loss per share of $10.1 million and $3.09, respectively for the comparable period in 2023.

About VYNE Therapeutics Inc.

VYNE is a clinical-stage biopharmaceutical company focused on developing differentiated therapies to treat chronic inflammatory and immune-mediated conditions with high unmet need. VYNE's unique and proprietary BET inhibitors, which comprise its InhiBET™ platform, are designed to overcome limitations of early generation BET inhibitors by leveraging alternative routes of administration and enhanced selectivity.

For more information about VYNE Therapeutics Inc. or its product candidates, visit www.vynetherapeutics.com. VYNE may use its website to comply with its disclosure obligations under Regulation FD. Therefore, investors should monitor VYNE’s website in addition to following its press releases, filings with the U.S. Securities and Exchange Commission, public conference calls, and webcasts.

Investor Relations:
John Fraunces
LifeSci Advisors, LLC
917-355-2395
jfraunces@lifesciadvisors.com

Tyler Zeronda

VYNE Therapeutics Inc.
908-458-9106
Tyler.Zeronda@VYNEtx.com

Media Relations:
Mike Beyer
Sam Brown Inc.
312-961-2502
mikebeyer@sambrown.com

Cautionary Statement Regarding Forward-Looking Statements
This release includes forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995, including, but not limited to, statements regarding VYNE's ability to successfully complete its Phase 1a trial of VYN202, future clinical trials of VYN202, the expected enrollment and timing for reporting top-line results from trials of VYN201 and VYN202, VYNE’s projected cash runway, and other statements regarding the future expectations, plans and prospects of VYNE. All statements in this press release which are not historical facts are forward-looking statements. Any forward-looking statements are based on VYNE’s current knowledge and its present beliefs and expectations regarding possible future events and are subject to risks, uncertainties and assumptions that could cause actual results to differ materially and adversely from those set forth or implied by such forward-looking statements. These risks and uncertainties include, but are not limited to: VYNE’s ability to successfully develop its product candidates; the timing of commencement of future preclinical studies and clinical trials; VYNE’s ability to complete and receive favorable results from clinical trials of its product candidates; VYNE’s ability to obtain additional funding, either through equity or debt financing transactions or collaboration arrangements; and VYNE’s ability to comply with various regulations applicable to its business. For a discussion of other risks and uncertainties, and other important factors, any of which could cause VYNE’s actual results to differ from those contained in the forward-looking statements, see the section titled “Risk Factors” in VYNE’s Annual Report on Form 10-K for the year ended December 31, 2023, and VYNE’s other filings from time to time with the U.S. Securities and Exchange Commission. Although VYNE believes these forward-looking statements are reasonable, they speak only as of the date of this announcement and VYNE undertakes no obligation to update publicly such forward-looking statements to reflect subsequent events or circumstances, except as otherwise required by law. Given these risks and uncertainties, you should not rely upon forward-looking statements as predictions of future events.

Third-party products and company names mentioned herein may be the trademarks of their respective owners.

VYNE THERAPEUTICS INC.
CONDENSED CONSOLIDATED BALANCE SHEETS
(U.S. dollars in thousands, except share and per share data)
(Unaudited)

	June 30,	December 31,
	2024	2023
Assets
Current Assets:
Cash and cash equivalents	$29,609	$30,620
Restricted cash	46	54
Investment in marketable securities	48,492	62,633
Prepaid and other current assets	5,629	2,656
Total Current Assets	83,776	95,963
Non-current Assets:
Operating lease right-of-use assets	151	207
Non-current prepaid expenses and other assets	2,721	1,515
Total Non-current Assets	2,872	1,722
Total Assets	$86,648	$97,685

Liabilities and Stockholders’ Equity
Current Liabilities:
Trade payables	$4,516	$1,659
Accrued expenses	5,069	4,119
Employee related obligations	736	1,645
Operating lease liabilities	120	115
Other current liabilities	1,313	—
Total Current Liabilities	11,754	7,538
Long-term Liabilities:
Non-current operating lease liabilities	25	99
Other liabilities	—	1,313
Total Long-term Liabilities	25	1,412
Total Liabilities	11,779	8,950

Commitments and Contingencies

Stockholders' Equity:
Preferred stock: $0.0001 par value; 20,000,000 shares authorized at June 30, 2024 and December 31, 2023; no shares issued and outstanding at June 30, 2024 and December 31, 2023	—	—
Common stock: $0.0001 par value; 150,000,000 shares authorized at June 30, 2024 and December 31, 2023; 14,536,124 and 14,098,888 shares issued and outstanding at June 30, 2024 and December 31, 2023, respectively	1	1
Additional paid-in capital	781,917	780,044
Accumulated other comprehensive (loss) income	(58)	26
Accumulated deficit	(706,991)	(691,336)
Total Stockholders' Equity	74,869	88,735
Total Liabilities and Stockholders’ Equity	$86,648	$97,685

VYNE THERAPEUTICS INC.
CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS
(U.S. dollars in thousands, except per share data)
(Unaudited)

	Three Months Ended June 30,		Six Months Ended June 30,
	2024	2023	2024	2023
Revenues
Royalty revenues	$198	$135	$296	$234
Total Revenues	198	135	296	234

Operating Expenses:
Research and development	7,306	7,233	11,014	9,967
General and administrative	3,288	3,220	7,058	6,460
Total Operating Expenses	10,594	10,453	18,072	16,427
Operating Loss	(10,396)	(10,318)	(17,776)	(16,193)
Other income, net	1,001	280	2,140	543
Loss from continuing operations before income taxes	(9,395)	(10,038)	(15,636)	(15,650)
Income tax expense	—	—	—	—
Loss from continuing operations	(9,395)	$(10,038)	(15,636)	(15,650)
Loss from discontinued operations, net of income taxes	(11)	(20)	(19)	(30)
Net Loss	$(9,406)	$(10,058)	$(15,655)	$(15,680)

Loss per share from continuing operations, basic and diluted	$(0.22)	$(3.08)	$(0.37)	$(4.81)
Income (loss) per share from discontinued operations, basic and diluted	$0.00	$(0.01)	$0.00	$(0.01)
Loss per share, basic and diluted	$(0.22)	$(3.09)	$(0.37)	$(4.82)

Weighted average shares outstanding - basic and diluted	42,586	3,274	42,584	3,265